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Exhibit 4.5

CERTIFICATE OF TRUST OF

        THIS Certificate of Trust of Protective Life Secured (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq., as amended from time to time) (the "Act").

        1.    Name.    The name of the statutory trust formed by this Certificate of Trust is Protective Life Secured.

        2.    Delaware Trustee.    The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

        3.    Series.    Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

        4.    Notice of Limitation of Liabilities of each Series.    Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

        5.    Effective Date.    This Certificate of Trust shall be effective upon filing.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee
By:	/s/ JANEL R. HAVRILLA Name: Janel R. Havrilla Title: Financial Services Officer

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  Exhibit 4.5
CERTIFICATE OF TRUST OF